Exhibit (j)(1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 59 to the Registration Statement (Form N-1A, No. 2-89028) of Federated U.S. Government Securities Fund: 1-3 Years, and to the incorporation by reference of our report dated April 24, 2018, on Federated U.S. Government Securities Fund: 1-3 Years included in its Annual Shareholder Report for the fiscal year ended February 28, 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 24, 2018